                                                              Exhibit (11)(a)
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          COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (UNAUDITED)


                                               Quarter Ended   Nine Months Ended
                                               September 30,     September 30,
                                               -------------   -----------------
(Amounts in millions except per share data)    1996     1995     1996     1995
--------------------------------------------------------------------------------
EARNINGS

  Net earnings                                 $  34    $  34    $  94    $  43
                                               =====    =====    =====    =====

--------------------------------------------------------------------------------

SHARES
  Weighted-average number of common shares
   outstanding                                  61.1     63.0     61.1     63.0
  Additional shares assuming conversion
   of stock options                               .5       .4       .5       .4
                                               -----    -----    -----    -----
  Fully diluted shares                          61.6     63.4     61.6     63.4
                                               =====    =====    =====    =====

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FULLY DILUTED EARNINGS PER SHARE

  Net earnings                                 $ .56    $ .53    $1.53    $ .67
                                               =====    =====    =====    =====

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